Exhibit 99.1
FOR IMMEDIATE RELEASE
May 8, 2009
INVESTOR CONTACT
Myrna Vance, 214.932.6646
myrna.vance@texascapitalbank.com
TEXAS CAPITAL BANCSHARES ANNOUNCES APPROVAL TO REPURCHASE PREFERRED STOCK AND COMPLETION OF PUBLIC OFFERING OF COMMON STOCK
DALLAS, May 8, 2009 — Texas Capital Bancshares, Inc. (NASDAQ: TCBI) announced today that it has been approved to repurchase the preferred stock it sold to the U.S. Department of the Treasury in January 2009. The $75 million preferred stock was issued to the Treasury Department pursuant to the Capital Purchase Program (“CPP”) established under the Troubled Asset Relief Program (“TARP”). The Company will pay approximately $75.9 million to the Treasury to repurchase the preferred stock, which includes the original investment amount of $75 million plus accrued and unpaid dividends.
As a result of the repurchase of the preferred stock, the Company will record a reduction in retained earnings of approximately $4.0 million related to the unaccreted difference between the carrying value of the preferred stock and the repurchase price. The reduction will be treated in a manner consistent with that for preferred dividends.
In connection with the issuance of the preferred stock, the Company issued to the Treasury Department a warrant to purchase 758,086 shares of common stock at a price of $14.84 per share. Texas Capital has not yet determined if it will offer to repurchase the warrant or allow the Treasury to sell the warrant in the open market.
As previously reported, the Company completed a public offering of 4 million shares of common stock on May 5, 2009. On May 8, 2009, the sole manager of the offering, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, exercised its option to purchase an additional 600,000 shares of common stock at $13.75 per share. Net proceeds of $59.7 million from the sale of the 4.6 million shares of common stock were received by the Company today, bringing its pro forma tangible common equity to tangible assets ratio to 8.86% as of March 31, 2009.
“We are extremely pleased to have completed a very successful offering of common stock along with the approved repurchase of the preferred stock from the Treasury Department,” commented George Jones, CEO. “We have a capital position that will support the quality growth opportunities in our marketplace and allow us to pursue our strategic objectives.”
ABOUT TEXAS CAPITAL BANCSHARES, INC.
Texas Capital Bancshares, Inc. (NASDAQ: TCBI) is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and private clients. Headquartered in Dallas, the Bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.
This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond Texas Capital Bancshares’ control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-K and other filings made by Texas Capital Bancshares with the Securities and Exchange Commission.